Exhibit 23.1

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
First American Capital Corporation
Topeka, Kansas

We have reviewed the accompanying condensed consolidated balance sheet of First American Capital Corporation as of March 31, 2006 and the related condensed consolidated statements of operations, comprehensive income and cash flows for the three-month periods ended March 31, 2006 and 2005.  These interim financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of December 31, 2005 and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for the year then ended (not presented herein); and in our report dated March 21, 2006, we expressed an unqualified opinion on those consolidated financial statements.  In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2005 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ BKD, LLP
Kansas City, Missouri
October 11, 2006

Twelve Wyandotte 120 Wet 12th Street, Suite 1200 Kansas City, MO 64105-1936 816221-6300 Fax 816-221-6380

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